                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Chase Venture Capital Associates, LLC ("CVCA, LLC") (FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

c/o Chase Capital Partners

380 Madison Avenue-12th Floor
--------------------------------------------------------------------------------
                                    (Street)

  New York              New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Home Products International, Inc (HPII")
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   January 2000
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5. If Amendment, Date of Original (Month/Year)

   May 1998
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

         ________________________________________
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               5/20/98        A               900.66       A     N/A      1,332,660.66    D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Venture Capital Associates, LLC ("CVCA, LLC") became the successor to Chase Venture Capital Associates, LP ("CVCA, LP"), (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of Chase Capital Partners ("CCP"), became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC Manager, LLC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

               Chase Venture Capital Associates, LLC
                 ** Signature of Reporting Person

               By:  Chase Capital Partners, as Manager


               By:
                  ------------------------------------

               Title:                   of Chase Capital Partners     2/  /2000
                     -------------------                              ---------
                                                                        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

------------------------------------------------------------------------------------------------------------------------------------
                                                        Issuer Name,               Amount of     Ownership     Nature of
   Name and Address of      Designated     Statement       Ticker      Title of   Securities       Form:       Indirect    Disclaims
    Reporting Person        Reporter(1)       for        or Trading    Security  Beneficially  Direct (D) or  Beneficial   Pecuniary
                                           month/year      Symbol                    Owned     Indirect (I)    Ownership   Interest
------------------------------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar         Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
Rua Verbo Divino, 1400                                                                                        below
Sao Paulo, Brazil, SP
04719-002
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron              Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Christopher  C. Behrens    Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts            Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
50 California Street                                                                                          below
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert           Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green              Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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Michael R. Hannon          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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

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
Donald J. Hofmann          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs             Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
125 London Wall                                                                                               below
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor         Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Bob Rugggiero              Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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Susan L. Segal             Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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Shahan D. Soghikian        Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
50 California Street,                                                                                         below
Suite 2940
San Francisco, CA 94111
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Lindsay Stuart             Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
125 London Wall                                                                                               below
London EC2Y 5AJ, United
Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan           Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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Jeffrey C. Walker          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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

------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh           Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters          Chase Venture    January,    Home Products   Common      900.66           I        See             Yes
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker           Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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CCP European Principals,   Chase Venture    January,    Home Products   Common      900.66           I        See             No
LLC                           Capital         2000     International,    Stock                                Explanatory
c/o Chase Capital         Associates, LLC               Inc. ("HPII")                                         Note 2
Partners                                                                                                      below
380 Madison Avenue
12th Floor
New York, NY 10017
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CCP Principals, LLC        Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital Corporation  Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 2
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan        Chase Venture    January,    Home Products   Common      900.66           I        See             No
Corporation                   Capital         2000     International,    Stock                                Explanatory
270 Park Avenue           Associates, LLC               Inc. ("HPII")                                         Note
35th Floor                                                                                                    3 below
New York, NY 10017
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Chase Capital Partners     Chase Venture    January,    Home Products   Common      900.66           I        See             No
380 Madison Avenue            Capital         2000     International,    Stock                                Explanatory
12th Floor                Associates, LLC               Inc. ("HPII")                                         Note 4
New York, NY 10017                                                                                            below
------------------------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC      Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 5
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CCP-CMC Consolidating,     Chase Venture    January,    Home Products   Common      900.66           I        See             No
LLC c/o Chase Capital         Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 6
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
David L. Ferguson          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 7
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
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I. Robert Greene           Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 8
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand          Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 9
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinman             Chase Venture    January,    Home Products   Common      900.66           I        See             No
c/o Chase Capital             Capital         2000     International,    Stock                                Explanatory
Partners                  Associates, LLC               Inc. ("HPII")                                         Note 10
380 Madison Avenue                                                                                            below
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC ("Consolidating"), the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

4) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member of CVCA, LLC and (b) Consolidating, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

6) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC. The reporting person is a director of the Issuer.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

11) If any reporting person disclaims pecuniary interest, it means that although such person may have voting and/or investment control over sufficient securities to be a "10% holder", such reporting person has no pecuniary interest in such securities.